Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-130832) of Cal-Maine Foods, Inc. pertaining to the Cal-Maine Foods, Inc. 2005 Incentive Stock Option Plan and to the Cal-Maine Foods, Inc. Stock Appreciation Rights Plan, the Registration Statement (Form S-8 No. 333-180470) pertaining to the Cal-Maine Foods, Inc. KSOP and the Registration Statement (Form S-8 No. 333-184310) pertaining to the Cal-Maine Foods, Inc. 2012 Omnibus Long-Term Incentive Plan, of our reports dated July 28, 2014, relating to the consolidated financial statements and financial statement schedules, and the effectiveness of Cal-Maine Foods, Inc. and Subsidiaries’ internal control over financial reporting, which appear in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K.

/S/ FROST, PLLC

Little Rock, Arkansas

July 28, 2014